UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2017

BOINGO WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35155	95-4856877
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., 23rd Floor Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 586-5180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2017, the Board of Directors (the “Board”) of Boingo Wireless, Inc. (the “Company”) accepted David Cutrer’s conditional resignation from the Board and from his service as a member of the Board committees on which he served, which included the Compensation Committee and Steering Committee, originally submitted by Mr. Cutrer (the “Conditional Resignation”) pursuant to the terms of the Cooperation Agreement (defined below). On June 1, 2016, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with the Ides Investors and the Legion Investors (each as defined in the Cooperation Agreement) and appointed, among other appointees, Mr. Cutrer to the Board as an appointee of the Legion Investors. Pursuant to the terms of the Cooperation Agreement, if the Legion Investors’ beneficial ownership in the Company decreased below 3% of the Company’s outstanding common stock, Mr. Cutrer’s Conditional Resignation would be deemed effective upon acceptance by the Board. The Legion Investors’ beneficial ownership has dropped below 3% of the Company’s outstanding common stock and the Board accepted Mr. Cutrer’s Conditional Resignation. Mr. Cutrer’s resignation is not the result of any disagreement with the Company on any matter related to its operations, policies or practices.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOINGO WIRELESS, INC.

DATE: September 28, 2017	By:	/s/ Peter Hovenier
Peter Hovenier
Chief Financial Officer and Secretary

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